Exhibit 99.1

Dear Team:

I am excited to announce that a definitive agreement has been executed with Marvell for Marvell to acquire Inphi. Inphi + Marvell will create an infrastructure semiconductor and optical powerhouse that will accelerate our growth and leadership in cloud and 5G. It is fitting that this year we are also celebrating our 10th anniversary as a public company and the 20th anniversary of our founding. The combined company will be led by Matt Murphy, CEO; Jean Hu, CFO; and key members of our joint management teams, including Loi Nguyen, our founder. I will be joining the Marvell Board of Directors after the transaction closes.

Inphi is doing very well on our own. In fact, we just announced record Q3 Non-GAAP revenue of $180.7 million, and record Non-GAAP operating profit of $53.3 million, or 29.5% of revenue. Our Q3 revenue grew 92% year over year, driven by strength in both our cloud and telecom markets. Out of that, the organic portion of our business grew 57% year over year in Q3. And we have guided to a revenue of $187 million at the midpoint for Q4, 2020. We anticipate being able to replace the lost revenue from Huawei in 2021, by continued strong ramps from cloud customers inside and between data centers, and telecom customers in long-haul and metro. Our PAM platform solutions for inside the data centers continue to command very high market share, and we continue to execute flawlessly ahead of the competition. Our ZR solutions are getting ready to transition and ramp from 100G to 400G in 2021. And our coherent solutions for long-haul and metro continue to take share from both competitors and captive ASIC solutions alike. As you all know we just shared with all of you our most recent Annual Strategic Plan (ASP) at recent town halls. It shows our plan to continue leadership in electro-optics for the interconnected world for years to come. This would result in Inphi being poised to continue to outperform the market in terms of addressable market expansion and revenue growth.

So why are we selling the company? Well, we’re not selling. We are merging with another strong growth company, with a proven management team, all of whom share our vision to accelerate the transition to the digital world. Marvell, under Matt Murphy’s leadership, has also transformed itself into a 5G juggernaut, and significantly increased their market share and market capitalization. They have transformed their business to focus on 5G, cloud, and automotive; markets very synergistic with Inphi. Our dream of making electro-optics solutions the standard for moving data around the world will be central to their vision to move, store, process and secure the world’s data faster and more reliably than any other company. Through this merger, Inphi as part of Marvell, will gain the scale needed to continue to invest, innovate, execute and deliver the best solutions to our cloud and telecom customers. While Marvell and Inphi have clearly differentiated product lines, they are complementary. The nature of this merger will enable our team to do well at Marvell, and to continue to pursue our dream of market leadership. Together, we address a combined $23 billion market growing at 12% CAGR. Together, we are stronger and plan to continue to generate strong shareholder returns in the future.

Exhibit 99.1

When I joined Inphi almost 9 years ago, Loi introduced me as the CEO who will be in charge of creating a mission for Inphi 2.0. Well, I am happy to report that this mission has been accomplished, in large part because of all the correct strategic decisions, hard work, and great accomplishments of our outstanding Inphi team. Today, I am pleased to announce, Inphi 3.0, the start of the new era under the Marvell brand and the leadership of Matt Murphy and our combined team once the deal has closed. We will remain separate companies until the transaction closes, but will start planning for integration right away. The next steps for both Inphi and Marvell will be to seek approvals from both of our shareholder bases. In parallel, we will immediately apply for regulatory approvals. In the meantime, and starting right away, let’s not take our eyes off the ball. We need to continue to execute. We need to continue to operate our company at our customary high levels of innovation, execution and customer satisfaction. We are still an independent company until the deal closes, and that may take anywhere from 6 to 16 months. There are also no assurances that the deal will close as planned. So please do not let up. It is essential that we continue to do what is best for employees, customers, partners and shareholders. We need to continue to create the world’s best solutions, deliver on high quality A0 products that will fulfill our customers’ requirements, support our customers going to production, and generate outstanding financial results.

With that, once again I thank each and every member of our phenomenal Inphi team for what you have accomplished over the past 20 years. Each and every one of you is an outstanding individual. Collectively we form an outstanding team. Keep up the good work!

Starting today we will be communicating with you to answer all the questions you may have. As usual, if you have any questions or comments, please feel free to email me, drop by my office (yes wearing a mask), or schedule time for a walk through my assistant, Molly Barber.

With deep thanks and gratitude to all of you,

Ford

Additional Information and Where to Find It

In connection with the proposed transaction between Marvell and Inphi, Marvel and Inphi will file relevant materials with the Securities and Exchange Commission (the “SEC”) and will cause the newly formed company which will become the holding company of Marvell and Inphi following the transaction (“HoldCo”) to file a registration statement on Form S-4 that will include a joint proxy statement of Marvell and Inphi that also constitutes a prospectus of HoldCo referred to as a joint proxy statement/prospectus. A definitive joint proxy statement/prospectus will be mailed to shareholders of Marvell and stockholders of Inphi. INVESTORS AND SECURITY HOLDERS OF Marvell and Inphi ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Marvell or Inphi through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Marvell will be available free of charge on Marvell’s website at www.Marvell.com or by contacting Marvell’s Investor Relations Department at ir@Marvell.com. Copies of the documents filed with the SEC by Inphi will be available free of charge on Inphi’s website at www.inphi.com or by contacting Inphi’s Investor Relations Department at (408) 217-7300.

Exhibit 99.1

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), and otherwise in accordance with applicable law.

Participants in the Solicitation

Marvell, Inphi, their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Marvell is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 23, 2020, and its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on May 28, 2020. Information about the directors and executive officers of Inphi is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 2, 2020, and its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 21, 2020. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, related to Marvell, Inphi, and the proposed acquisition of Inphi by Marvell. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Inphi, Marvell or the combined company. These forward-looking statements may be identified by terms such as anticipate, believe, foresee, expect, intend, plan, may, will, could and should and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods Marvell will use to finance the cash portion of the transaction. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transaction — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and stockholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against Marvell, Inphi or the combined company; the impact of the COVID-19 pandemic on Marvell and Inphi or on any of their customers or suppliers; the failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of Marvell and Inphi, and on Marvell’ and Inphi’s operating results; risks relating to the value of the HoldCo shares to be issued in the transaction; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

Exhibit 99.1

A further description of risks and uncertainties relating to Marvell and Inphi can be found in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov.

Neither Marvell nor Inphi intends to update the forward-looking statements contained in this document as the result of new information or future events or developments, except as required by law.